Exhibit 10(uu)

MASTER SERVICE AGREEMENT

between

ERGOMED CLINICAL RESEARCH Ltd.
26-28 Frederick Sanger Road
Surrey Research Park
Guildford GU2 7YD
Surrey, England

and

CEL-SCI Corporation
8229 Boone Boulevard, Suite 802
Vienna, VA 22182, USA

MASTER SERVICE AGREEMENT

This MASTER SERVICE AGREEMENT (hereinafter “the Agreement”) is entered into between

ERGOMED CLINICAL RESEARCH Ltd., with registered offices at 26-28 Frederick Sanger Road, Surrey Research Park, Guildford,  GU2 7YD Surrey, England  (hereinafter “ERGOMED”),

and

CEL-SCI Corporation, with registered offices at  8229 Boone Boulevard, Suite 802,Vienna, VA 22182, USA (hereinafter: “COMPANY”)

hereinafter also referred to separately as a “ Party” or jointly as the “Parties”

PREAMBLE

WHEREAS COMPANY is engaged in the business of the development, manufacture, distribution, and sale of biologics.

WHEREAS ERGOMED is engaged in the business of clinical trial management, regulatory affairs consulting, database management, statistical analysis and medical writing of clinical research and product development for pharmaceutical and/or medical devices,

WHEREAS COMPANY would like to retain ERGOMED to from time to time to perform services in connection with certain programs COMPANY is conducting, in which case the terms and conditions for each such program shall be set forth in a Clinical Trial Order (“CTO”)to be attached to this Agreement and incorporated herein by reference

WHEREAS COMPANY shall, in a specific Clinical Trial Order annexed to this Agreement, request of ERGOMED to provide the Services pursuant to terms and conditions of this Agreement and of the specific Clinical Trial Order; and

WHEREBY IT IS AGREED as follows:

DEFINITIONS

Article 1

1.1. For the purposes of this Agreement, the following terms shall have the following meaning:

a)	Agreement shall mean this Agreement and all attached Schedules, and all numbered Annexes to this Agreement to be concluded by the Parties in the future.
b)	Schedule shall mean an integral part of this Agreement added after the signatory page by the time of the signing of the Agreement.
c)	Annex shall mean an addition and/or amendment to the existing Agreement, dated, numbered and signed by both Parties.
d)
Affiliate shall designate any entity which is either owned or controlled, directly or indirectly, in majority by shareholder(s) of each Party respectively or by a subsidiary of any Party in any country.

e)
Clinical Trial Order shall mean a document specifying services that ERGOMED shall provide to COMPANY. All Clinical Trial Orders shall be dated, numbered and signed by both Parties and incorporated either as a Schedule or Annex to this Agreement.

f)	Effective Date shall mean the date of the latter signature of the Parties on the signing page of this Agreement.
g)
Clinical Study and/or Trial and/or Project – a series of activities undertaken to research, develop and/or manufacture a product of COMPANY; or clinical investigations as are more specifically set out in each Clinical Trial Order.

h)	In-Put Material – all documents, information, materials or other supplies provided by the COMPANY necessary for the provision of the Services.
i)	Services shall mean any and all services to be performed by Ergomed as specified in the relevant Clinical Trial Order as amended from time to time by written agreement between COMPANY and ERGOMED.
j)	VAT – value added tax chargeable under English law for the time being and any similar additional tax.

SUBJECT MATTER OF THE AGREEMENT

Article 2

2.1. COMPANY hereby retains ERGOMED to perform the Services and ERGOMED accepts such appointment, all pursuant to the terms and conditions of this Agreement as amended or added to by the terms of the specific Clinical Trial Order and any subsequent Annexes thereto.

2.2. Services that ERGOMED shall provide to COMPANY for each separate Clinical Study and/or Trial and/or Project shall be specifically outlined in a Clinical Trial Order. The Parties shall, where necessary, separately negotiate the details of each Clinical Trial Order, which signed Clinical Trial Order shall be annexed to this Agreement.

2.3. This Agreement shall be deemed a Master Agreement for all Services for which COMPANY engages ERGOMED. Unless and specifically amended by the specific Clinical Trial Order, the terms and conditions of this Agreement shall be valid and applicable to all Services undertaken by ERGOMED pursuant to each of the Clinical Trial Orders.  In the event of any conflict between the provisions of the CTO(s) and the provisions of this Agreement, the provisions of this Agreement shall govern except to the extent expressly set forth in such CTO.

2.4. The provisions of this Agreement shall in any circumstances prevail over any of the COMPANY’S standard terms and conditions (if any) attached to any Clinical Trial Order or otherwise provided at any time to ERGOMED.

RIGHTS AND OBLIGATIONS OF THE PARTIES

Article 3

3.1. ERGOMED shall use its reasonable endeavors to provide any and all Services to COMPANY with reasonable care and skill and in accordance with the Clinical Trial Order and any applicable provisions of applicable laws and regulations.

3.2. ERGOMED shall use its reasonable endeavors to perform the Services efficiently and within the time frames as set out in each separate Clinical Trial Order

3.3. ERGOMED shall ensure that its staff and contractors:
(a)  are appropriately trained and qualified to carry out the terms of a specific Clinical Trial Order;
(b) have the appropriate time and resources to fulfil their obligations and to deliver  the Services as contracted.

3.4. ERGOMED shall have the right to engage any of its Affiliates to undertake any of the Services hereunder.

3.5.  ERGOMED, its Affiliates, employees, officers, directors, agents, and subcontractors will comply with all applicable laws, rules and regulations applicable to the Study including without limitation  (a) all European, national and local laws, regulations and guidance, all other laws of relevant countries,   (b) FDA Regulations, including 21 C.F.R. Parts 11. 50, 54, 56, 58 Good Laboratory Practices, and 312, Good Clinical Practices, (c) The Federal Civil False Claims Act (d) international treaties and standards adopted by the United States governing the protections of human subjects including ICH Guidelines and the provisions of the World Medical Association’s Declaration of Helsinki (1996 version); (e) insider trading laws and regulations involving the sale or purchase of securities while in possession of material, non-public information about COMPANY and (f) laws, rules and regulations regarding kick-backs, e.g., 42 U.S.C. Sections 1320a – 7b(b) and 42 C.F.R. Part 1001, and physician referrals, e.g., the Stark Law, 42 U.S.C. Section 1395nn and the equivalent laws of other relevant jurisdictions.  ERGOMED shall not offer or pay a bribe or offer or give a gift to a government official as prohibited under United States and international anti-bribery laws.  In addition, ERGOMED shall not offer remuneration to a health care provider to induce the recommendation of a particular product. Moreover, information exchanged under this Agreement may be subject to restrictions under the export control laws, rules and regulations of the government of the United States of America or other applicable foreign government entit(y) (ies) concerning the export of products, materials or technical information. ERGOMED shall comply with applicable export control laws, rules and regulations relating to the export of technical information, materials or products in connection with any disclosure of any technical information, products or materials under this Agreement to the extent applicable to ERGOMED as a  non-US entity.

3.6  COMPANY acknowledges that, as part of ERGOMED's performance under this Agreement, ERGOMED shall have the right to negotiate directly and conclude contracts with investigators and/or hospitals necessary to complete the Services in accordance with a Clinical Trial Order.  The proposed contract template shall be provided to COMPANY for review prior to submission of the contracts to investigators and hospitals for review. ERGOMED shall accept reasonable changes to the template as necessary to protect COMPANY’s interests.  ERGOMED shall submit to Company all site-requested material changes that directly affect Company’s interests (e.g., confidentiality, intellectual property, publication rights, protocol compliance, indemnification, and inspections) and that were not previously approved.  COMPANY shall comment on and/or approve such proposed changes within ten (10) working days. COMPANY agrees that ERGOMED may accept local law as the applicable law to such contracts with investigators and/or hospitals if so requested by investigators and / or hospitals or mandated under local law.

3.7  ERGOMED may not publish any articles or make any presentations relating to the Study results or Services provided to COMPANY.

3.8  ERGOMED hereby certifies that neither it nor any of its Affiliates, employees, officers, directors, agents, and subcontractors has been debarred, or been convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992 or similar laws under any other jurisdiction. If ERGOMED or any of its Affiliates, employees, officers, directors, agents, and subcontractors who perform Services for a Clinical Trial Order is debarred or receives notice of an action or threat of action of debarment, ERGOMED shall immediately notify COMPANY.  ERGOMED understands that COMPANY’s receipt of such notice may result in the immediate termination of this Agreement. Following termination or completion of a Clinical Trial Order, ERGOMED’s obligation to notify COMPANY in regard to a particular individual shall only apply if such notice of an action or threat of action of debarment was related to the Services performed under the relevant Clinical Trial Order.

3.9           ERGOMED may use subcontractors to conduct some elements of a Clinical Trial Order.  ERGOMED will notify COMPANY in advance of its use of subcontractors.  In the event that COMPANY objects, for reasonable cause, to any such subcontractor, ERGOMED will replace the proposed subcontractor within a mutually agreeable timeframe.

a.           COMPANY-Selected Subcontractors.  In the event that COMPANY requires ERGOMED  to use a specific subcontractor (hereinafter “COMPANY Subcontractor”), ERGOMED will not be responsible for the performance of the COMPANY Subcontractor, and COMPANY will manage the performance of the COMPANY Subcontractor and be responsible for any delays or changes to A Clinical Study schedule or budget that result from the performance of the COMPANY Subcontractor.  ERGOMED will notify COMPANY promptly of any performance issues arising out of the use of any such COMPANY Subcontractors.  If COMPANY requires that ERGOMED contract with the COMPANY Subcontractor, then COMPANY hereby authorizes ERGOMED to do so as agent on behalf of COMPANY.  COMPANY remains responsible for any delays or changes to the Study schedule or budget that result from the performance of the COMPANY Subcontractor.

b.           ERGOMED-Selected Subcontractors.  For subcontractors selected and contracted directly by ERGOMED, ERGOMED will be responsible and liable for the performance and agrees to manage the performance of the subcontractor.

3.10  ERGOMED shall provide any information in its possession and assistance reasonably requested by COMPANY for any regulatory filing or regulatory compliance activities relating to the Services performed under any Clinical Trial Order at COMPANY’s expense.  ERGOMED acknowledges  that time is of the essence with regard to regulatory filing or regulatory compliance activities and will take all reasonable steps necessary to respond to COMPANY promptly.

3.11           Neither Party shall use the name of the other Party for purposes of publicizing this Agreement or any Clinical Trial Order performed hereunder, or for any other public disclosure purposes without the prior written consent of the other Party.

INDEPENDENT CONTRACTOR

Article 4

4.1. ERGOMED shall perform services under this Agreement as an independent contractor, and nothing contained herein shall be construed to be inconsistent with that relationship or status. ERGOMED, its employees, and consultants shall not be considered employees or agents of COMPANY and nothing is intended to, or shall operate to, create a partnership between the parties, or to authorise each party to act as agent for the other, and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

FEES AND EXPENSES

Article 5

5.1. In consideration for ERGOMED’s Services rendered, COMPANY shall pay to ERGOMED the fees and expenses as indicated in the respective Clinical Trial Order, which is an integral part to this Agreement or in accordance with any subsequent agreed amendments.  The total fees specified in the Clinical Trial Order shall be paid to ERGOMED (without deduction or set-off) in line with the schedule of payments as indicated in the respective Clinical Trial Order. ERGOMED agrees that the Services provided under this agreement will not be subject to VAT as COMPANY is a US registered company.

5.2. Unless otherwise determined in a specific Clinical Trial Order, any and all expenses incurred by ERGOMED while providing the Services pursuant to this Agreement and the respective Clinical Trial Order, including but not limited to travel and accommodation expenses, long distance telephone expenses, express courier expenses and other expenses incurred in the performance of the Services under this Agreement, as negotiated and included in the  Study budget, shall be borne separately and additionally to the fees agreed for the provision of the Services by COMPANY.

5.3. The fees and expenses shall be payable to ERGOMED by COMPANY pursuant to ERGOMED’s monthly invoices within 30 (thirty) days from the date of receipt of the invoice, unless otherwise stipulated in any given Clinical Trial Order. Invoices shall be sent via email and the date of such email with invoice attached to email addresses indicated herein shall be deemed the date of receipt of the invoice, provided the emails are sent to both of the following addresses pprichep@cel-sci.com  and tburtlynn@cel-sci.com

5.4. All payments shall be made by wire transfer to the account indicated on ERGOMED’s monthly invoice.

5.5. The parties agree that ERGOMED shall without prejudice to any other rights that it might have, have the right to suspend rendering the Services if any undisputed amount invoiced by ERGOMED to COMPANY is outstanding and past due for more than 45 (Forty-five) days from the due date.

5.6.           Should payment of any undisputed outstanding amounts hereunder not be paid within 45 (forty five) days of receipt of the respective invoice, the COMPANY shall pay ERGOMED interest in an amount equal to 1% (one percent) per month on all outstanding amounts owed hereunder to be compounded quarterly until payment is made.

5.7           The Parties acknowledge that A Clinical Trial Order may cover more than one country, and that the currencies used by those countries may vary, and may fluctuate in value during the term of this Agreement.  Any such Clinical Trial Orders will contain a notation of the Base Exchange Rate for all currencies other than US Dollars in which costs for Services will be incurred.  If at any time during the term of a Clinical Trial Order the Base Exchange Rate for Services specified in a foreign currency has fluctuated more than 3%, plus or minus, ERGOMED will calculate a foreign currency exchange adjustment for those Services. The adjustment will be calculated by comparing the Base Exchange Rate with the Oanda.com foreign currency exchange spot rate on the last business Friday before each invoice is issued. Any resulting decrease in costs will be credited to COMPANY and any resulting increase in costs will be invoiced to COMPANY.  In the event ERGOMED incurs a pass through cost in a currency other than U.S. Dollars, the Parties shall determine the amount payable based on the relevant conversion rate as reported on Oanda.com on the invoice date.

5.8           COMPANY or its designee (which shall not be a competitor of ERGOMED) shall have the right, at any time during the term of a Clinical Trial Order Agreement and for a period of two (2) years thereafter, with reasonable advance notice of not less than 10 (ten) days and during normal business hours, to audit ERGOMED’s financial records, including contracts with third parties, if sufficient documentation is not available from ERGOMED’S records relating to the Services performed, funds paid by COMPANY, and funds invoiced by ERGOMED under this Agreement.  In the event that any such audit reveals any excess amounts paid by COMPANY, ERGOMED shall promptly after completion of and delivery of the audit to ERGOMED (a) pay to COMPANY any such amounts and, (b) in the event that such excess amount represents more than Ten Thousand dollars ($10,000 USD) of what was actually owed, reimburse COMPANY for the costs of such Audit.  The rights provided in this section shall be cumulative and in addition to any other rights and remedies that may be available to COMPANY.

DOCUMENTS, MATERIALS AND AUDIT

Article 6

6.1. COMPANY will supply in a timely manner to ERGOMED all documents and materials that are necessary to enable ERGOMED to carry out the Services in accordance with this Agreement and the respective Clinical Trial Order and COMPANY will ensure that all such documents and materials are accurate in all material respects.

6.2.           During the term of this Agreement ERGOMED shall maintain all materials and all other data obtained or generated by ERGOMED in the course of providing the Services hereunder, including all computerized records and files, in a secure area reasonably protected from fire, theft and destruction.  ERGOMED shall cooperate with any internal review or audit by COMPANY and make available to COMPANY for examination and duplication, during normal business hours and at mutually agreeable times, all documentation, data and information relating to the Services. In no event shall ERGOMED dispose of records without first giving COMPANY sixty (60) days prior written notice of its intent to dispose of records. The foregoing notwithstanding, the ERGOMED shall retain copies of the records reasonably necessary for regulatory purposes or to demonstrate the satisfaction of its obligations hereunder, in accordance with the requirements of the applicable Regulatory Authority

6.3           COMPANY shall be entitled, at its own cost, to audit the conduct of the Services by ERGOMED, as herein contracted, within normal working hours. COMPANY shall give not less than 10 (ten) working days for a not for cause audit and not less than five (5) working days for a for cause audit, prior written notice to ERGOMED of its intention to audit PROVIDED THAT COMPANY shall exercise such rights in a manner that will not cause any material disruption to ERGOMED in the provision of the Services or the services it provides to other customers.

6.4.           ERGOMED shall advise and provide a reasonable description to COMPANY of any visits by any government agency or Regulatory Authority to, or written or oral inquiries by any government agency or Regulatory Authority about, any facilities, subcontractors, or procedures directly related to Services performed under any Clinical Trial Order or that could reasonably be expected to directly impact COMPANY, promptly (but in no event later than two (2) business days) after notice of such visit or inquiry.  ERGOMED shall furnish to COMPANY, within two (2) business days after receipt, any report or correspondence issued by the government agency or Regulatory Authority in connection with such visit or inquiry that is directly related to  COMPANY or COMPANY Study, including any FDA Form 483, Establishment Inspection Reports, and warning letters and any comparable documents received from any government agency of Regulatory Authority in any country. Copies of ERGOMED’s responses or explanations directly relating to such items shall be given to COMPANY for review, using all reasonable efforts to provide at least five (5) days prior to delivery to a government agency or Regulatory Authority, in each case with only ERGOMED’s trade secrets or confidential information unrelated to COMPANY redacted therefrom.  COMPANY will provide any comments without unreasonable delay. ERGOMED shall use commercially reasonable efforts to properly address non compliance issues, and shall consult and inform COMPANY regarding the actions taken and the responses provided to any report or correspondence issued by any government agency or Regulatory Authority which are directly related to the Services.

6.5           Upon termination of this Agreement, the return of all In-Put Materials shall be at COMPANY’S expense. Notwithstanding anything to the contrary contained in this Agreement or any Clinical Trial Order, ERGOMED shall retain in its possession copies of any and all data, documents or information related to the performance of the Services required for regulatory, legal, insurance or record keeping purposes.

CONFIDENTIALITY

Article 7

7.1. For the purpose of this Agreement, confidential information shall mean any and all information which is disclosed in oral, written, visual or tangible form by either Party, the Party’s Affiliate or any of their officers, directors, employees, representatives, consultants or agents, possessed or obtained by, developed for or given to the other Party, the other Party’s Affiliate or any of their officers, directors, employees, representatives, consultants or agents or discovered by a Party as a result of or in connection with this Agreement or any cooperation of the Parties. Such information shall include without limitation any kind of scientific, technical, trade, trade secret or business information, research, data, know-how, formulae, technical operations, processes, designs, patents, inventions (whether patentable or not), photographs, drawings, specifications, software programs, samples, clients, prices, projects, schematics and other technical, business, financial and product development plans, forecasts, strategies and information and any other matters or any Agreement that the Parties may conclude between themselves (hereinafter: “Confidential Information”).

7.2. The Parties shall not directly or indirectly use contrary to this Agreement or disclose to third parties any Confidential Information which the Parties obtain or become aware of as a result of this Agreement, business relations and cooperation between the Parties. The Parties shall also restrict disclosure of the Confidential Information within its own organization and contractors respectively to those persons having a need to be aware of such Confidential Information within their scope of work and such persons shall be advised of the obligation set herein and the Parties shall ensure that such persons are bound by the confidentiality obligation to at least the same extent as provided for herein.

7.3. The Parties shall take all necessary precautions to protect the confidentiality of each other’s Confidential Information including, without limitation, all precautions the Parties employ with respect to their own confidential materials.

7.4. Each Party respectively shall remain the sole owner of its Confidential Information.

7.5. No right or license is granted (by implication or otherwise) by the either Party to the other Party in relation to its Confidential Information.

7.6. Upon termination of this Agreement or upon request by any of the Parties, the other Party shall promptly return all Confidential Information to the possession of the Party and destroy or erase all additional copies and recordings thereof, except as may be required for regulatory, legal, insurance or record keeping purposes.

7.7. Neither COMPANY nor ERGOMED shall publish any paper, make any presentation containing any Confidential Information or otherwise utilize any Confidential Information of the other party in whatsoever way without the prior written consent of the other Party hereto.

7.8. The obligation of non-use and non-disclosure of Confidential Information set out in this Agreement shall not apply to information which:

a)	is or becomes public other than by a breach of the Agreement; or

b)	is disclosed to professional advisers of the Party engaged to advise the Party in connection with any subject matter of any agreement between the Parties; or

c)	is used or disclosed to third parties with the prior written consent of the other Party; or

d)
was known to the Party on a non-confidential basis at the time it was disclosed, other than by previous disclosure by the other Party, as evidenced by the Party’s written records at the time of the disclosure; or

e)	is lawfully communicated to either Party by a third party without confidentiality obligation, or is known by either party without use of the other party’s Confidential Information; or

f)
is required to be disclosed pursuant to court order or governmental rule or law, provided each Party promptly notifies the other Party of the required disclosure, uses diligent efforts to limit disclosure in any lawful means and to obtain confidential treatment and/or a protective order, if available, and allows the other Party to participate in any proceedings.

7.9. If any of the Parties violates or breaches, or threatens to violate or breach, any of the provisions of this Agreement relating to Confidential Information, the other Party will suffer immediate and irreparable harm which cannot be calculated accurately in monetary damages and such Party suffering damages shall be entitled to take any court or other lawful measures to prevent any actual or attempted breach by the other Party, without the need to show any actual damages. The Parties hereby agree that the Party breaching any of the provisions of this Agreement relating to Confidential Information shall have to bear any and all reasonable expenses, including but not limited to attorneys' fees, incurred by the Party suffering damages in the prosecution of any legal proceeding against the other Party to enforce this Agreement or restrain any violation.

7.10.  ERGOMED will comply with all applicable national and international laws, regulations and guidelines relating to protection of the personal information of  subjects, including any laws implementing the  European Commission Directive 95/46 (the “Directive”) as it relates to the protection of the personal information of EU  subjects.  ERGOMED consents and agrees to obtain any additional necessary consent from its Affiliates, employees, officers, directors, agents, and subcontractors to transfer their personal data outside the EEA to the United States where a different data protection regime applies for processing for the purposes of this Agreement and any related Clinical Trial Order.

7.11           The provisions of this Article 7 shall be in force for the duration of the Agreement and shall survive for a period of ten (10) years from the date of expiry or termination of the Agreement.

NON-SOLICITATION

Article 8

8.1. Neither of the Parties shall and shall ensure that neither of  their respective Affiliates or any of their officers, directors, employees, representatives, consultants or agents shall at any time during the term of this Agreement or within 1 (one) year after the expiration or termination of this Agreement solicit or entice away or seek to entice away in any way whatsoever from the other Party or its respective Affiliates any person who is, during the validity of this Agreement or within the period indicated above, employed or engaged on any other terms by the other Party or its respective Affiliates, especially not the senior employees, consultants or agents of the other Party or its Affiliates respectively.

INTELLECTUAL PROPERTY

Article 9

9.1. All results and data resulting from the conduct of clinical trials are the sole and absolute property of COMPANY. ERGOMED shall disclose to COMPANY any and all inventions, discoveries, improvements and original works conceived or made by ERGOMED in course of providing Services pursuant to this Agreement. Subject to Articles 9.3 and 9.4 ERGOMED shall, upon the request and at expense of COMPANY, assign all ERGOMED’s interest therein to COMPANY.

9.2. ERGOMED acknowledges that it has no right to know-how, techniques, systems and products, processes, methods developed by COMPANY or any part thereof all of which shall be regarded by ERGOMED as the exclusive property of COMPANY and ERGOMED shall, at the request and expense of COMPANY, execute all such documents and deeds and do all such things as may be necessary or desirable to give full effect to the foregoing. Any product or document supplied by COMPANY for which regulatory or legal requirements entail maintaining archive or counter samples will be excluded from this procedure.

9.3. Notwithstanding Article 9.1. all of ERGOMED’s techniques, processes, methods, clinical trials data bases, clinical trials management, software and other know-how related to ERGOMED and/or the Services which are the property of ERGOMED as of the Effective Date of this Agreement or developed by ERGOMED thereafter irrespective of the Services under this Agreement shall continue to be the sole and exclusive property of ERGOMED and the COMPANY shall not claim or have any right in such ERGOMED property.

9.4. Notwithstanding Article 9.1, any invention made solely by ERGOMED which represents a new, improved or modified technique, process, method, program, software or similar know-how related to ERGOMED and/or the Services which are the property of ERGOMED which can be used for the performance of services for existing or future customers of ERGOMED shall be the sole and exclusive property of ERGOMED.

9.5  Neither anything contained herein, nor the delivery of any information to a Party hereto, shall be deemed to grant the receiving Party any right or license under any patents or patent applications or to any know-how, technology or inventions of the disclosing Party.

INDEMNIFICATION

Article 10

10.1. COMPANY agrees to indemnify, defend and hold harmless ERGOMED and its respective Affiliates, employees, officers, directors, agents, subcontractors, successors and assigns (hereinafter : “Indemnitee”) against and from any claims, proceedings, investigations, losses, costs, liabilities and damages of any kind and nature by a third party (each a “Claim”) against Indemnitees based on, relating to or in connection with the Services and other work conducted under this Agreement (hereinafter: “the Claim”), including, without limitation, interest, penalties, amounts paid in settlement of Claims and agrees to bear all costs and expenses, including reasonable attorneys' fees and arbitration and/or litigation costs incurred in connection with the defense or settlement of any such Claim as such costs or expenses are incurred, in advance of judgment, and will pay any cost and damages which, by final judgment, may be assessed against any Indemnitee.

10.2. COMPANY's obligations under Article 10.1. of this Agreement are conditioned upon ERGOMED giving COMPANY timely written notice and assistance in the defense of any such Claim, and shall not extend to any claims to the extent such Claim results from the negligence or willful misconduct of ERGOMED's employees, affiliates, officers, directors or agents. Notwithstanding the foregoing, ERGOMED's failure to give COMPANY timely written notice of any such claim, proceeding or investigation shall not limit ERGOMED's right to indemnification except in such case where such failure materially and adversely affects COMPANY's ability to defend against such claim, proceeding or investigation.

10.3. ERGOMED agrees to defend, indemnify and hold harmless COMPANY, its employees, Affiliates, officers, directors and agents (hereinafter: “COMPANY’s Indemnitee”) against and from any third party Claims resulting from ERGOMED’s negligence, malpractice or intentional misconduct, including without limitation, claims related to bodily injury or death to patients participating in a clinical trial conducted pursuant to a Clinical Trial Order to this Agreement, caused  by the negligence or willful misconduct of ERGOMED, including without limitation, interest, penalties, amounts paid in settlement of Claims and agrees to bear all costs and expenses, including reasonable attorneys' fees and arbitration and/or litigation costs incurred in connection with the defense or settlement of any such Claim as such costs or expenses are incurred, in advance of judgment, and will pay any cost and damages which, by final judgment, may be assessed against any COMPANY’s Indemnitee.

10.4. ERGOMED's indemnification obligation hereunder shall not apply to any Claim which is caused in whole or in part by the drug, the provision of inaccurate information by, or the negligence, malpractice or intentional misconduct of COMPANY, any clinical investigator or laboratory or their respective personnel, Institutional Review Board/Ethics Committee or its members, any person or entity affiliated with any clinical site, or any independent contractor engaged to provide drug labeling, packaging, storage and shipment services, except to the extent that ERGOMED”S negligence or willful conduct in the selection or management of all such persons and entities materially contributed to the Claim. All such persons and entities shall not be considered affiliates, agents or employees of ERGOMED for the purposes of this Agreement.

10.5. ERGOMED’s obligations under Article 10.3. of this Agreement are conditioned upon COMPANY giving ERGOMED timely written notice and defense of any such Claim. Notwithstanding the foregoing, COMPANY’s failure to give ERGOMED timely written notice of any such Claim shall not limit COMPANY’s right to indemnification except in such case where failure materially and adversely affects ERGOMED’s ability to defend against such Claim. COMPANY shall co-operate with ERGOMED in the defense of any such claim.

10.6. The Parties shall be promptly notified of any Claim being made against any of them respectively and shall co-operate with each other in the defense of any such Claim.

10.7. The terms of this Article 10 and the Parties’ obligations hereunder, shall survive termination of this Agreement and the completion of ERGOMED’s services hereunder.

LIMITATION OF LIABILITY

Article 11

11.1. This Article 11.1 sets out the entire financial liability of the Parties (including any liability for the acts or omissions of its Affiliates, employees, agents and sub-contractors).  No Party shall be liable for loss of profits, loss of business, depletion of goodwill and/or similar losses, loss of anticipated savings, loss of goods, loss of contract, loss of use, or any special, indirect, consequential or pure economic loss, costs, damages, or charges.

11.2.  All warranties, conditions and other terms implied by statute or common law are, to the fullest extent permitted by law, excluded from this Agreement.

11.3.Nothing in these Articles limits or excludes the liability of either Party for death or personal injury resulting from its negligence or willful misconduct.

11.4. Except for ERGOMED’s obligations under Article 7 (Confidentiality), Article 9 (Intellectual Property), Article  10 (Indemnification), Section 11.3 above, or any intentional or negligent misuse of COMPANY’s intellectual property, ERGOMED’s total liability in contract, tort (including negligence or breach of statutory duty), misrepresentation, restitution or otherwise arising in connection with the performance or contemplated performance of this Agreement shall be limited to the price paid for the Services supplied under the relevant Clinical Trial Order (namely the Clinical Trial Order under which the Services (in relation to which the act of default giving rise to the liability occurred) were being provided.

FORCE MAJEURE

Article 12

12.1. The Party shall have no liability to the other Party respectively under this Agreement if the Party is prevented from or delayed in performing its obligations under this Agreement or from carrying on its business by acts, events, omissions or accidents beyond its reasonable control, including strikes, lock-outs or other industrial disputes (whether involving the workforce of such Party or any other party), failure of a utility service or transport network, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm or default of suppliers or sub-contractors.

INSURANCE

Article 13

13.1. Throughout the term of this Agreement, COMPANY shall procure and maintain the commercial general liability insurance policy including coverage for product liability and conducting of clinical studies, as well as professional liability insurance; in the amounts appropriate to the conduct of its business.

13.2. Throughout the term of this Agreement ERGOMED shall procure and maintain the professional liability insurance in the amounts appropriate to the conduct of its business.

13.3. Certificate evidencing the insurance will be made available for examination upon the request of the other Party respectively.

ASSIGNMENT

Article 14

14.1. Neither Party shall have the right to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, except that any Party may assign this agreement to (i) an Affiliate (ii) any third party who acquires all or substantially all of the assets or business of the assigning party to which this Agreement relates, provided the assigning party gives the other party hereto prompt written notice of such assignment.

NOTICES

Article 15

15.1. Any notices required or to be sent hereunder shall be in writing and delivered personally or sent by fax or mail or courier, at the sender’s choice. Notices delivered to the addresses indicated below shall be considered validly delivered, unless either of Parties had notified the other Party in writing of the change of address at least 8 (eight) days prior to such delivery. Notices sent by fax shall be sent to the respective fax numbers set forth herein and such notices shall be deemed given as of the date sent by fax properly addressed and transmitted.

FOR ERGOMED:

ERGOMED CLINICAL RESEARCH LTD.
Representative office
Oreškovićeva 20a
HR-10000 Zagreb, Croatia
fax: +385 1 4628 501
attn.: Dr. Miroslav Reljanovic
email: neil.clark@ergomed-cro.com

FOR COMPANY:

CEL-SCI Corporation
8229 Boone Boulevard, Suite 802
Vienna, VA 22182, USA
fax: 703) 506-9471
Attn.:Geert Kersten,  President & CEO
email: grkersten@cel-sci.com

DURATION AND TERMINATION OF THE AGREEMENT

Article 16

16.1. This Agreement shall enter into force and effect once signed by authorized representatives of both Parties and shall remain valid and in force for the longer of a) seven (7) years or b) 6 (six) months after the full completion of and full payment of all of the Services pursuant to this Agreement and/or any Clinical Trial Order annexed to this Agreement, after which period this Agreement and/or all Clinical Trial Orders shall subject to Article 16.5 expire.

16.2. Each Party may terminate this Agreement prior to its expiration with a written notice to the other Party and a notice period of not less than 60 (sixty) calendar days. If the Agreement is so terminated, COMPANY shall pay ERGOMED all amounts owed for the Services rendered prior to the termination date, as well as any work which cannot be immediately cancelled.

16.3. Either Party may terminate this Agreement or any individual Clinical Trial Order appended to this Agreement in case of material breach of the Agreement or the Clinical Trial Order respectively, by the other Party, with a written notice to the other Party and a notice period of not less than 30 (thirty) calendar days; provided, however, if such material breach of this Agreement or the Clinical Trial Order is cured by the other Party within the notice period, such election and notice shall be of no further force and effect and this Agreement or the Clinical Trial Order respectively shall not be terminated thereby. However, should either Party repeat such or similar material breach, the other Party may exclude the possibility to remedy such breach in the written notice to the Party breaching this Agreement or the Clinical Trial Order. Termination of the Clinical Trial Order shall not affect the term of any Agreement.

16.4. In any case, termination of this Agreement or of any Clinical Trial Order shall not affect any obligations of the Parties undertaken or due during the validity of the Agreement or the Clinical Trial Order respectively. Any invoiced issued by ERGOMED to COMPANY for Services performed prior to and during the notice period shall be duly paid by COMPANY within the stipulated term. The Parties may additionally designate specific rights and obligations which shall not be affected by the termination of the Agreement or of the Clinical Trial Order, in an Annex signed by both Parties.

16.5. The rights and obligations of each of the Parties under any provision of this Agreement, which by its terms, is intended to survive beyond the term of this Agreement, including, but not limited to Article 5 (Fees and Expenses), Article 7 (Confidentiality), Article 8 (Non-Solicitation), Article 9 (Intellectual Property rights) and Article 10 (Indemnification) from this Agreement shall survive the termination of this Agreement and shall continue to be in full force and effect thereafter in accordance with the terms of such respective provisions.

DISPUTES

Article 17

17.1. Any and all disputes arising out of or in connection with the Agreement, including but not limited to its interpretation, validity, termination and consequences of termination, shall be settled by an amicable effort of the Parties.

17.2. Any dispute, which is not amicably settled by such efforts of the Parties, shall be finally resolved under the Rules of the London Court of International Arbitration, by 1 (one) arbitrator appointed pursuant to such Rules.

17.3. This Agreement and all disputes thereof shall be governed by and construed in accordance with the substantive laws of England.

FINAL PROVISIONS

Article 18

18.1. This Agreement contains the entire and sole agreement between the Parties with respect to the subject of the Agreement. The Agreement wholly cancels, terminates and supersedes any agreement or agreements, formal or informal, oral or written heretofore entered into pertaining to the subject matter of this Agreement, including but not limited to Confidentiality Disclosure Agreement (CDA) entered into between the Parties on or about December 11, 2012.

18.2. Any and all additions and/or amendments to this Agreement shall be in writing, numbered, dated and signed by an authorized representative of each Party respectively.

18.3. If any provision of this Agreement should be deemed invalid or legally unenforceable, such provision shall not affect the validity and/or enforceability of any other provision(s) of this Agreement or the Agreement as a whole. The Parties shall, in such case, replace the invalid provision with a valid one that best expresses their original intent.

18.4. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, that provision will apply with whatever modification is necessary to make it valid, enforceable and legal.

18.5. The parties agree, in the circumstances referred to in Clause 18.3 and if Clause 18.4 does not apply, to attempt to substitute for any invalid, unenforceable or illegal provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision.

18.6. This Agreement is being executed in English language in 2 (two) identical copies, of which each Party shall keep 1 (one) copy.

FOR ERGOMED:	FOR COMPANY:

/s /Dr. Miroslav Reljanovic	/s/ Geert Kersten
Chief Financial Officer	Chief Executive Officer

Date: 4-19-2013	Date: 4-19-2013